Exhibit 99.1

Nov. 3, 2011

ALLIANCE DATA’S CANADIAN LOYALTY BUSINESS SIGNS NEW AGREEMENT WITH NETFLIX

Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced that its Canadian coalition loyalty business has signed an agreement with Netflix, Inc. (Nasdaq: NFLX) as a sponsor in the AIR MILES® Reward Program.

Under terms of the agreement, Netflix will issue reward miles to Canadian AIR MILES collectors who choose to register for online subscription rental service with access to movies and television shows streamed to electronic devices.

With over 25 million members in the United States and Canada, Netflix, Inc. is the world’s leading Internet subscription service for enjoying movies and TV shows.

The AIR MILES Reward Program is Canada’s premier coalition loyalty program, with approximately two-thirds of Canadian households actively collecting reward miles.  AIR MILES collectors earn reward miles at more than 100 leading brand-name sponsors representing thousands of retail and service locations across Canada.  AIR MILES reward miles can be redeemed for more than 1,000 different rewards, such as travel, movie passes, entertainment attractions, and electronic merchandise.

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